SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                             -----------------------

                                    FORM 8-K

                             -----------------------


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15 (d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


         Date of report (Date of earliest event reported): March 6, 2003

                    The Interpublic Group of Companies, Inc.
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               (Exact Name of Registrant as Specified in Charter)


          Delaware                     1-6686                13-1024020
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(State or Other Jurisdiction      (Commission File          (IRS Employer
      of Incorporation)                Number)           Identification No.)

1271 Avenue of the Americas, New York, New York                         10020
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    (Address of Principal Executive Offices)                         (Zip Code)


        Registrant's telephone number, including area code: 212-399-8000


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          (Former Name or Former Address, if Changed Since Last Report)

Item 5.  Other Events and Regulation FD Disclosure.

         a. On March 6, 2003, The Interpublic Group of Companies, Inc. ("Interpublic") issued a press release announcing its fourth quarter 2002 results and containing the following information:

Results from Operations

         Fourth quarter 2002 revenue declined 3.8% to $1,668.7 million, compared to $1,734.5 million a year ago, reflecting continuing softness in worldwide demand for advertising and marketing services. On a constant currency basis, revenue fell 4.8%. Organic revenue declined 4.9% in the quarter and 7.7% for the full year.

         Operating profit for the quarter was $119.3 million, compared to $219.7 million in the 2001 period, primarily as a result of a severe drop in profitability at McCann-Erickson, disappointing results at Octagon Motor Sports, and a widespread decline in project-based businesses. In an ongoing effort to align expenses with declining revenue, the company continued to reduce its worldwide headcount in 2002. Salaries and related expenses in the fourth quarter decreased only slightly, despite a significant decline in headcount, as the company incurred $26.3 million of severance expense, a $13.4 million increase in severance versus the fourth quarter of 2001. At year-end, the company employed 50,800, compared to 54,100 a year earlier.

         Office and general expenses increased 13.4% to $609.8 million, including higher bad debt expense and professional fees, which together represented $37.9 million of the increase. In addition, Interpublic recognized an $8.4 million asset impairment charge in the fourth quarter.


Revenue Analysis

         Components of revenue change for the quarter and full year are detailed below:

                                     4Q02                     FY2002
                                     ----                     ------

Actual Revenue Change               (3.8%)                    (8.7%)
         Effect of:
         Currency Translation        1.0%                      0.3%
         Net Dispositions            0.7%                     (0.6%)
         Merger-Related Losses      (0.6%)                    (0.7%)
                                     ----                      ----

Organic Revenue Change              (4.9%)                    (7.7%)


New Business

         Interpublic's agencies posted strong new business results in the fourth quarter of 2002, with $852 million of net business won, including major new or additional assignments for Bank of America, Burger King, Club Med, Levi Strauss, and Novartis. Other significant new assignments won during the quarter included:
Astra Zeneca's Symbicort, the Internal Revenue Service, Merck's Ezetrik and
Qwest.

         For the full year 2002, annualized net new business totaled $3.18 billion, including wins of $4.44 billion and losses of $1.26 billion.


Revenue Mix

         Domestic revenue, which constitutes 56% of the company's portfolio, increased 0.4% in the fourth quarter to $940.4 million. Organic revenue in the U.S. fell 4.6% in the quarter. U.S. advertising and media revenue increased 1.4% to $543.6 million, while other marketing and communications services declined 0.9% to $396.8 million.

         International revenue fell 8.8% to $728.3 million, as market weakness in Japan and certain Latin American markets was tempered by stronger international currencies. On a constant currency basis, international revenue declined 10.9%. International organic revenue was 5.2% lower in the fourth quarter. International advertising and media revenues fell 8.7% to $461 million, while marketing and communications services declined 8.8% to $267.3 million.


Octagon Motor Sports

         In the fourth quarter, Octagon management completed an in-depth cash flow analysis of its motor sports assets and concluded that the book value of Octagon Motor Sports significantly exceeded its estimated fair market value. Accordingly, the company identified $135.8 million of primarily non-cash charges to reflect the impaired value of the assets and other adjustments. Because the events that triggered the impairment occurred in the third quarter, charges of $132.1 million were appropriately recorded by restating the third quarter of 2002. As a result, the company expects to file restated reports with the Securities and Exchange Commission for the appropriate periods.

         Interpublic's new management has retained independent advisors to evaluate exit strategies relative to its motor sports assets. The remaining book value of long-lived assets relating to Octagon Motor Sports is approximately $70 million at December 31, 2002. This amount, as well as other substantial contractual obligations, may not be fully recoverable depending on the exit strategy the company ultimately chooses to pursue.


Additional Restatement Charges

         In addition, Interpublic will restate its financial statements to include charges totaling $29.9 million for the years 1997-2002, principally reflecting adjustments to intangible asset amortization, purchase accounting and other items. Although the charges were immaterial to any individual prior period, they would have been material in the aggregate if recognized in the fourth quarter of 2002 because the level of earnings in the quarter was abnormally low. An appendix to this release details the adjustments posted to the appropriate prior periods.


Non-Operating Expenses and Taxes

         Interest expense declined to $36.7 million in the fourth quarter, from $38.8 million in the prior year, reflecting lower average debt balances and lower average rates.

         The company's tax rate increased to 52.9% for the full year 2002, reflecting a higher proportion of earnings derived from the U.S., where it is taxed at higher rates. Through the first nine months of 2002, Interpublic had provided taxes at a 49.1% rate. To provide for the full year tax liability, it was necessary to increase the fourth quarter tax provision significantly. As a result, the tax provision in the fourth quarter increased to 62.8%.


Full Year 2002

         Operating revenue declined 8.7% to $6,203.6 million in 2002, as the advertising and marketing industries experienced a second consecutive year of weakness. In addition, the company experienced significant difficulties at Octagon Motor Sports and McCann-Erickson WorldGroup. Net income for 2002 was $99.5 million or $.26 per share, compared to a loss of $1.45 per share, or $534.5 million, in 2001.


 Debt and Liquidity

         On December 31, 2002, Interpublic's total debt was $2.6 billion, compared to $2.9 billion at the end of 2001, reflecting the company's efforts to reduce its borrowings with cash flow from operations.

         On December 31, 2002, the company's committed liquidity was approximately $1.9 billion, comprised of $980 million of borrowing capacity and cash of $933 million. On February 10, Interpublic agreed with its major lenders to suspend its dividend, reduce acquisitions and capital spending, restrict the company's ability to extend the maturity date of its 364 day facility and limit certain other activities. Certain of these limitations will be modified at such times as Interpublic raises $400 million through asset sales or a capital markets transaction.

         The company has obtained waivers relating to potential defaults under its revolving credit facilities and its note purchase agreements with The Prudential Insurance Company of America relating to the Octagon restatement.

         As previously announced, Interpublic has received from UBS AG a commitment for an interim credit facility providing for $500 million, maturing by July 31, 2004, and available beginning May 15, 2003. This commitment will terminate at such time as the company is in receipt of net cash proceeds of at least $400 million from asset sales or one or more offerings of securities.

         The commitment has been amended to take into account the charges announced today. As amended, the commitment can be withdrawn in the event of certain materially adverse conditions, including: market events or hostilities that could affect the company's debt and changes in the securities lending market for the company's equity securities. The commitment is also subject to compliance by the company with undertakings to raise proceeds from a capital markets transaction. Pursuant to these undertakings, the company expects to access the capital markets in the near term.


Outlook and Guidance

         Interpublic's operating plans for 2003 anticipate continuing weakness in demand for advertising and marketing services, which may produce negative revenue comparisons through the first half of the year.

         New management expects that 2003 revenue will decline one to four percent from the 2002 level, adjusted for any potential divestitures.


            THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES
                        CONSOLIDATED SUMMARY OF EARNINGS
                       FOURTH QUARTER REPORT 2002 AND 2001
                        (UNAUDITED) (Amounts in Millions
                             Except per Share Data)


                                                                 Three Months
                                                              Ended December 31,
                                                        -------------------------------

                                                               Actual Reported
                                                                             2001
                                                           2002           (Restated)         % Variance
                                                           ----           ----------         ----------
Revenue
  United States                                         $   940.4        $   936.2               0.4
  International                                             728.3            798.3              (8.8)
                                                        ---------        ----------          --------
Total Revenue                                             1,668.7          1,734.5              (3.8)

Salaries and Related Expenses                               927.7            930.8               0.3
Office and General Expenses                                 609.8            537.8             (13.4)
Amortization of Intangible Assets                             3.5             46.2              92.4
Restructuring and Other Merger Related Costs                   --               --                --
Long-Lived Asset Impairment & Other Charges                   8.4               --                --
                                                        -----------      ----------          --------
Operating Income                                            119.3            219.7             (45.7)
                                                        -----------      ----------          --------

Other Income (Expense)
     Interest Expense                                       (36.7)           (38.8)              5.4
     Interest Income                                          8.9             12.7             (29.9)
     Other Income                                             0.5              2.4             (79.2)
     Investment Impairment                                  (18.6)            (2.5)           (644.0)
                                                        ----------       ----------         ---------
Total Other Income (Expense)                                (45.9)           (26.2)            (75.2)
                                                        ----------       ----------         ---------

Income before Provision for Income Taxes                     73.4            193.5             (62.1)

Provision for Income Taxes                                   46.1             87.7              47.4
Net Equity Interests (a)                                     (7.0)            (9.4)             25.5
                                                        ---------        ----------         ---------
Net Income                                              $    20.3        $    96.4             (78.9)
                                                        =========        ==========         =========

Per Share Data:
     Basic EPS                                           $   0.05        $    0.26             (80.8)
     Diluted EPS                                         $   0.05        $    0.26             (80.8)
     Dividend per share - Interpublic                    $  0.095        $   0.095                --

Weighted Average Shares:
     Basic                                                  378.3            371.3
     Diluted                                                381.8            377.2


(a) Net equity interests is the net of equity in income of unconsolidated affiliates less net income attributable to minority interests of consolidated subsidiaries.

            THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES
                        CONSOLIDATED SUMMARY OF EARNINGS
                       FOURTH QUARTER REPORT 2002 AND 2001
                        (UNAUDITED) (Amounts in Millions
                             Except per Share Data)

                                                                Twelve Months
                                                              Ended December 31,
                                                        -------------------------------

                                                               Actual Reported
                                                                             2001
                                                           2002           (Restated)         % Variance
                                                           ----           ----------         ----------
Revenue
  United States                                          $3,491.1          $3,879.7             (10.0)
  International                                           2,712.5           2,911.5              (6.8)
                                                         --------          --------            ------
Total Revenue                                             6,203.6           6,791.2              (8.7)

Salaries and Related Expenses                             3,549.0           3,809.2               6.8
Office and General Expenses                               2,096.6           2,103.8               0.3
Amortization of Intangible Assets                            13.0             173.1              92.5
Restructuring and Other Merger Related Costs                 12.1             645.6              98.1
Long-Lived Asset Impairment & Other Charges                 127.1             303.1              58.1
                                                         ----------        --------            ------
Operating Income                                            405.8            (243.6)            266.6
                                                         ---------         --------            ------

Other Income (Expense)
     Interest Expense                                      (145.6)           (164.6)             11.5
     Interest Income                                         29.8              41.8             (28.7)
     Other Income                                            15.1              13.7              10.2
     Investment Impairment                                  (39.7)           (210.8)             81.2
                                                         ----------        --------            ------
Total Other Income (Expense)                               (140.4)           (319.9)             56.1
                                                         --------          --------            ------

Income (Loss) before Provision for Income Taxes             265.4            (563.5)            147.1

Provision for Income Taxes                                  140.3             (55.3)           (353.7)
Net Equity Interests (a)                                    (25.6)            (26.3)              2.7
                                                         ---------         --------            ------
Net Income (Loss)                                        $   99.5          $ (534.5)            118.6
                                                         =========         ========            ======

Per Share Data:
     Basic EPS                                           $   0.26          $  (1.45)            117.9
     Diluted EPS                                         $   0.26          $  (1.45)            117.9
     Dividend per share - Interpublic                    $   0.38          $   0.38                --

Weighted Average Shares:
     Basic                                                  376.1             369.0
     Diluted                                                381.3             369.0


(a) Net equity interests is the net of equity in income of unconsolidated affiliates less net income attributable to minority interests of consolidated subsidiaries.

            The Interpublic Group of Companies, Inc. and Subsidiaries
                   (Amounts in Millions Except Per Share Data)

                                                                                 Impact of Restatement




A. Years                                                   2001            2000            1999            1998           1997
----------------------------------------------------------------------------------------------------------------------------------

Net income (loss) - as reported                           $(527.4)          $397.1         $340.2          $361.8        $152.0
Adjustments                                                  (7.1)            (4.3)          (3.6)           (1.8)         (1.0)
                                                          -------           ------         ------          ------        ------
Net income (loss) - as restated                            (534.5)           392.8          336.6           360.0         151.0
                                                          =======           ======         ======          ======        ======

Earnings (loss) per share - as reported                   $ (1.43)          $ 1.07         $ 0.94          $ 1.01       $  0.44
Earnings (loss) per share - as restated                   $ (1.45)          $ 1.06         $ 0.92          $ 1.00       $  0.44


                                                                 2001                                        2002
                                            -------------------------------------------------  -----------------------------------

B. Quarters                                     Q1          Q2           Q3          Q4           Q1          Q2          Q3
                                                --          --           --          --           --          --          --
----------------------------------------------------------------------------------------------------------------------------------

Net income (loss) - as reported               $ (30.4)    $(116.3)     $(481.1)     $100.4       $ 61.7      $111.3     $   7.5
Adjustments                                      (0.8)       (1.0)        (1.3)       (4.0)        (1.9)       (2.3)      (97.1)
                                              -------     --------     -------      ------       ------      ------     -------
Net income (loss) - as restated                 (31.2)     (117.3)      (482.4)       96.4         59.8       109.0       (89.6)
                                              =======     =======      =======      ======       ======      ======     =======

Earnings (loss) per share - as reported       $ (0.08)    $ (0.32)    $  (1.30)    $  0.27       $ 0.16     $  0.29      $ 0.02
Earnings (loss) per share - as restated       $ (0.09)    $ (0.32)    $  (1.31)    $  0.26       $ 0.16     $  0.29      $(0.24)


         b. On March 7, 2003, Standard & Poor's Ratings Services downgraded Interpublic's credit rating to BB+.

###

         In addition, attached hereto as Exhibit 10.1 is a Commitment Letter (referenced in the attached press release), as amended and restated as of February 28, 2003, among Interpublic, UBS AG, Cayman Islands Branch and UBS Warburg LLC.

Item 7.  Financial Statements and Exhibits.

Exhibits:

         Exhibit 10.1: Commitment Letter, amended and restated as of February 28, 2003, among Interpublic, UBS AG, Cayman Islands Branch and UBS Warburg LLC.


Item 9.  Regulation FD Disclosure.

         In its release announcing its fourth quarter 2002 earnings, Interpublic indicated that it expects to generate 2003 earnings of $.68-.72 per share.

         The information in this Item 9 shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to liability under that Section. In addition, the information in this
Item 9 shall not be deemed to be incorporated by reference into the filings of Interpublic under the Securities Act of 1933.

Cautionary Statement

         This document contains forward-looking statements. Interpublic's representatives may also make forward-looking statements orally from time to time. Statements in this document that are not historical facts, including statements about Interpublic's beliefs and expectations, particularly regarding recent business and economic trends, the impact of litigation, dispositions, impairment charges, the integration of acquisitions and restructuring costs, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and therefore undue reliance should not be placed on them. Forward-looking statements speak only as of the date they are made, and Interpublic undertakes no obligation to update publicly any of them in light of new information or future events.

         Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, those associated with the effects of global, national and regional economic and political conditions, Interpublic's ability to attract new clients and retain existing clients, the financial success of Interpublic's clients, developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world and the successful completion and integration of acquisitions which complement and expand Interpublic's business capabilities.

         Interpublic's liquidity could be adversely affected if Interpublic is unable to access capital or to raise proceeds from asset sales. In addition, Interpublic could be adversely affected by developments in connection with the purported class actions and derivative suits that it is defending or the SEC investigation relating to the restatement of its financial statements.

         At any given time Interpublic may be engaged in a number of preliminary discussions that may result in one or more acquisitions or dispositions. These opportunities require confidentiality and from time to time give rise to bidding scenarios that require quick responses by Interpublic. Although there is uncertainty that any of these discussions will result in definitive agreements or the completion of any transactions, the announcement of any such transaction may lead to increased volatility in the trading price of Interpublic's securities.

         The success of recent or contemplated future acquisitions will depend on the effective integration of newly-acquired and existing businesses into Interpublic's current operations. Important factors for integration include realization of anticipated synergies and cost savings and the ability to retain and attract new personnel and clients.

         In addition, Interpublic's representatives may from time to time refer to "pro forma" financial information. Because "pro forma" financial information by its very nature departs from traditional accounting conventions, this information should not be viewed as a substitute for the information prepared by Interpublic in accordance with GAAP, including the balance sheets and statements of income and cash flow contained in Interpublic's quarterly and annual reports filed with the SEC on Forms 10-Q and 10-K.

         Investors should evaluate any statements made by Interpublic in light of these important factors.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       THE INTERPUBLIC GROUP OF COMPANIES, INC.


Date: March 7, 2003                    By: /s/ Nicholas J. Camera
                                           ----------------------------------
                                           Nicholas J. Camera
                                           Senior Vice President,
                                           General Counsel and Secretary